                                                                  Exhibit 12.1

                       SERVICE CORPORATION INTERNATIONAL
                       RATIO OF EARNINGS TO FIXED CHARGES



                                                                                        Six Months Ended June 30,
                                                                                          1995             1994
-----------------------------------------------------------------------------------------------------------------------
                                                                                    (Thousands, except ratio amounts)

 Pretax income . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .        $    144,059         $113,642

 Undistributed income of less than 50% owned equity investees  . . . . . . .              (1,739)            (456)
 Minority interest in income of majority owned subsidiaries
     with fixed charges  . . . . . . . . . . . . . . . . . . . . . . . . . .               1,466            1,041
 Add fixed charges as adjusted (from below)  . . . . . . . . . . . . . . . .              65,723           42,577
                                                                                    ------------     ------------
                                                                                    $    209,509     $    156,804
                                                                                    ------------     ------------

 Fixed charges:
     Interest expense:
          Corporate  . . . . . . . . . . . . . . . . . . . . . . . . . . . .        $     52,809     $     32,456
          Financial services . . . . . . . . . . . . . . . . . . . . . . . .               5,365            4,577
          Capitalized  . . . . . . . . . . . . . . . . . . . . . . . . . . .                 146              355
     Amortization of debt costs  . . . . . . . . . . . . . . . . . . . . . .                 436              140
     1/3 of rental expense   . . . . . . . . . . . . . . . . . . . . . . . .               7,113            5,404
     Dividends on convertible preferred stock of subsidiary  . . . . . . . .               5,391          -
                                                                                    ------------     ------------
     Fixed charges   . . . . . . . . . . . . . . . . . . . . . . . . . . . .              71,260           42,932
     Less:   Capitalized interest  . . . . . . . . . . . . . . . . . . . . .                (146)            (355)
             Dividends on convertible preferred stock of subsidiary  . . . .              (5,391)         -
                                                                                    ------------     ------------

 Fixed charges as adjusted . . . . . . . . . . . . . . . . . . . . . . . . .        $     65,723     $     42,577
                                                                                    ============     ============

 Ratio (earnings divided by fixed charges) . . . . . . . . . . . . . . . . .                2.94             3.65
                                                                                    ============     ============
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